EXHIBIT 2.2

                     TAX ALLOCATION AGREEMENT


     This Tax Allocation Agreement (the "Agreement") is being entered into in connection with a Distribution Agreement (the "Distribution Agreement") dated as of December 28, 1994, by and between LIN Broadcasting Corporation, a Delaware corporation ("LIN"), and LIN Television Corporation, a Delaware corporation ("Television"). Pursuant to the Distribution Agreement, LIN will distribute pro rata to holders of its common stock all of the issued and outstanding common stock of Television (the "Television Distribution"). LIN, on behalf of itself and its present and future direct and indirect subsidiaries, other than the Television Group (the "LIN Group"), and Television, on behalf of itself and its present and future direct and indirect subsidiaries (the "Television Group"), are entering into this Agreement to provide for the allocation between the LIN Group and the Television Group of all responsibilities, liabilities, and benefits relating to or affecting taxes paid or payable by either of them for all taxable periods, whether beginning before, on, or after the Distribution Date.

                            ARTICLE I

                           DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "Distribution Date" means the date of the Television
Distribution.

     "Final Determination" shall mean the final resolution of liability for any tax for a taxable period, including any related interest or penalties, (i) by IRS Form 870-AD (or any successor form thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable agreement form under the laws of other jurisdictions; except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable;
(iii) by a closing agreement or offer in compromise under
section 7121 or 7122 of the Internal Revenue Code or corresponding provisions of any subsequently enacted federal tax laws, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of tax, including any related interest or penalties, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction that imposed the tax; or (v) by any other final disposition by reason of the expiration of the applicable statute of limitations.

     "Indemnitee" means a party indemnified pursuant to
Article IV of this Agreement against Taxes.

     "Indemnitor" means the party indemnifying a party pursuant to Article IV of this Agreement against Taxes.

     "Indemnity Issue" means any Tax matter in respect of which indemnity may be sought under this Agreement including without limitation any inquiry, the assertion of any claim, or the commencement of any suit, action or proceeding in respect of Taxes.

     "LIN Businesses" means the present, former and future subsidiaries, divisions, and businesses of any member of the LIN Group, other than the present, former and future subsidiaries, divisions and businesses of the Television Group which are not part of the LIN Group immediately after the Television Distribution.

     "LIN Group" is defined in the first paragraph of this Agreement.

     "Tax" means any of the Taxes.

     "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes, together with any related interest, penalties and additions to tax, or additional amounts imposed by any taxing authority (domestic or foreign) upon the LIN Group, the Television Group or any of their respective members or divisions or branches.

     "Tax Benefit" means an item of loss, deduction, Tax Credit or other item which decreases Taxes payable.

     "Tax Credit" means an amount equal to the result obtained by dividing an item of tax credit by the maximum marginal rate of Tax paid or payable in connection with the Tax Return on which such credit was or should properly have been claimed.

     "Tax Detriment" means an item of income, gain, recapture of Tax Credit or other item which increases Taxes payable.

     "Tax Item" means any item of income, gain, loss, deduction, Tax Credit, recapture of Tax Credit or any other item which increases or decreases Taxes payable.

     "Tax Return" means any return, filing, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

     "Television Businesses" means the present, former and future subsidiaries, divisions and businesses of any member of the Television Group which are not part of the LIN Group immediately after the Television Distribution.

     "Television Distribution" is defined in the first paragraph of this Agreement.

     "Television Group" is defined in the first paragraph of this Agreement.

                            ARTICLE II

                      FILING OF TAX RETURNS

Section 2.01   Manner of Filing; Expenses of Filing

     All Tax Returns filed after the Distribution Date that includes any period before the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation (in the absence of a controlling change in law or circumstances) heretofore used in preparing Tax Returns filed for periods beginning before the Distribution Date and shall be filed on a timely basis by the party responsible for such filing under this Agreement. Except as otherwise provided herein, all costs and expenses of such preparation and filing, including but not limited to accountants' and attorneys' fees, shall be borne by the party required to prepare such Tax Return by this Agreement.

Section 2.02   Elections; Carrybacks

     Subject to Section 2.01 hereof, all decisions relating to the preparation and filing of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such filing. Anything herein to the contrary notwithstanding, to the extent permitted by law or regulations, with respect to Tax Returns for taxable periods beginning before the Distribution Date which include a member of the LIN Group, each member of the Television Group shall waive all carrybacks to such tax periods of Tax Items arising in tax periods ending after the Distribution Date. LIN shall be entitled to retain and be paid any refund or other benefit resulting from any carryback to a taxable period beginning before the Distribution Date provided that the Tax Return for such period included a member of the LIN Group.

Section 2.03   Pre-Distribution Tax Returns

     All consolidated federal income Tax Returns of the consolidated group (within the meaning of Treas. Reg.
Section 1.1502-1(h)) of which LIN is the common parent that are required to be filed for periods beginning before the Distribution Date shall be filed by LIN. All state, local and foreign Tax Returns that may be or are required to be filed on a consolidated, combined, unitary or similar group basis, for periods beginning before the Distribution Date shall be filed by LIN, provided that a member of the LIN Group is included in such Tax Return; otherwise such Tax Returns shall be filed by the Television Group. All other Tax Returns for periods beginning before the Distribution Date shall be filed by the Television Group if such Tax Returns relate to Television Businesses, and shall be filed by the LIN Group if such Tax Returns relate to LIN Businesses.

Section 2.04   Post-Distribution Tax Returns

     All Tax Returns for periods beginning on or after the Distribution Date shall be the responsibility of the Television Group if such Tax Returns relate to Television Businesses, and shall be the responsibility of the LIN Group if such Tax Returns relate to LIN Businesses.

                           ARTICLE III

                         PAYMENT OF TAXES

Section 3.01   Pre-Distribution

     (a)  Federal.  Except as otherwise provided in this
Article III, LIN agrees to pay and shall indemnify and hold harmless each member of the Television Group from and against all deficiencies of federal income tax assessed by the Internal Revenue Service with respect to taxable periods beginning before the Distribution Date whether such deficiencies are attributable to LIN Businesses or Television Businesses. LIN shall be entitled to retain or be paid all refunds received from the Internal Revenue Service (whether in form of payment, credit or otherwise) with respect to taxable periods beginning before the Distribution Date whether such refunds are attributable to LIN Businesses or Television Businesses.

     (b)  State and Local.

     (i)  Combined returns.  Except as otherwise provided in this
Article III, LIN agrees to pay and shall indemnify and hold harmless each member of the Television Group from and against, all deficiencies of state and local income and franchise tax assessed by any state of the United States or political subdivision thereof with respect to taxable periods beginning before the Distribution Date to the extent that such deficiencies are attributable to a Tax Return which includes a member of the LIN Group. LIN shall be entitled to retain or be paid all refunds received from any state of the United States or political subdivision thereof (whether in the form of payment, credit or otherwise) with respect to taxable periods beginning before the Distribution Date to the extent that such refunds are attributable to Tax Returns which include a member of the LIN Group.

     (ii) Separate returns. Television agrees to pay and shall indemnify and hold harmless each member of the LIN Group from and against all deficiencies of Tax assessed by a state of the United States or political subdivision thereof with respect to taxable periods beginning before the Distribution Date to the extent that such deficiencies are attributable to Tax Returns which do not include a member of the LIN Group. Television shall be entitled to retain or be paid all refunds received from any state of the United States or political subdivision thereof (whether in the form of payment, credit or otherwise) with respect to taxable periods beginning before the Distribution Date to the extent that such refunds are attributable to Tax Returns which do not include a member of the LIN Group.

Section 3.02   Television Distribution

     Anything to the contrary notwithstanding, (a) Television shall pay, and shall indemnify and hold harmless each member of the LIN Group from and against, all Taxes paid or payable as a result of the Television Distribution and the failure of any member of the Television Group to act, subsequent to the Distribution, materially in conformity with (i) the facts and representations (insofar as applicable to any member of the Television Group) set forth in the letter ruling dated August 4, 1994, and subsequent supplemental rulings (collectively, the "Letter Rulings") related to the Television Distribution and issued by the Internal Revenue Service to LIN, and (ii) the facts and representations (insofar as applicable to any member of the Television Group) set forth in all filings made with the Internal Revenue Service in connection with seeking the Letter Rulings, and (b) LIN shall pay, and shall indemnify and hold harmless each member of the Television Group from and against, all Taxes paid or payable as a result of the Television Distribution and the failure of any member of the LIN Group to act, subsequent to the Distribution, materially in conformity with (i) the facts and representations (insofar as applicable to any member of the LIN Group) set forth in the Letter Rulings, and (ii) the facts and representations (insofar as applicable to any member of the LIN Group) set forth in all filings made with the Internal Revenue Service in connection with seeking the Letter Rulings. LIN represents to Television, and Television represents to LIN, that it has no present plan or intention to take any action that would give rise to any Taxes referred to in this section.

Section 3.03   Post-Distribution

     The LIN Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Tax with respect to periods beginning on or after the Distribution Date which are attributable to LIN Businesses. The Television Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Tax with respect to periods beginning on or after the Distribution Date which are attributable to Television Businesses.

Section 3.04   Adjustments

     (a) Federal. Anything in this Article III to the contrary notwithstanding, if pursuant to the terms of Section 3.01(a), LIN incurs a Tax liability by reason of an adjustment to Tax which is attributable to Tax Items generated by Television Businesses and the Tax Items which resulted in such liability result in a Tax Benefit to any member of the Television Group for any taxable period, then Television shall promptly pay to LIN an amount equal to the sum of Tax savings attributable to such Tax Benefit, including, but not limited to, an amount equal to the refund of any previously paid Taxes achieved by a member of the Television Group as and when such member of the Television Group receives the benefit of such Tax Benefit. Television shall, and shall cause each member of the Television Group to take all steps reasonable and necessary to receive the benefit of all Tax Benefits which result from a Tax liability incurred by a member of the LIN Group. On October 1, 1995, and then on October 1 of each year thereafter through October 1, 2000, Television shall provide LIN with an accounting setting forth the Tax Items referred to above for the prior fiscal year, including, but not limited to, a list of such Tax Items as of the beginning and end of such year and a reconciliation between the opening and closing balances.

     (b) State and Local. Anything in this Article III to the contrary notwithstanding, if pursuant to the terms of
Section 3.01(b), LIN incurs a Tax liability by reason of an adjustment to Tax which is attributable to Tax Items generated by Television Businesses and the Tax Items which resulted in such liability result in a Tax Benefit to any member of the Television Group for any taxable period, then Television shall promptly pay to LIN an amount equal to the sum of Tax savings attributable to such Tax Benefit, including, but not limited to, an amount equal to the refund of any previously paid Taxes achieved by a member of the Television Group as and when such member of the Television Group receives the benefit of such Tax Benefit. Television shall, and shall cause each member of the Television Group to take all steps reasonable and necessary to receive the benefits of all Tax Benefits which result from a Tax liability incurred by a member of the LIN Group. On December 15, 1995, and then on December 15 of each year thereafter through December 15, 2000, Television shall provide LIN with an accounting setting forth the Tax Items referred to above for the prior fiscal year, including, but not limited to, a list of such Tax Items as of the beginning and end of such year and a reconciliation between the opening and closing balances with respect thereto.

Section 3.05   Breach

     LIN shall indemnify and hold harmless each member of the Television Group and Television shall indemnify and hold harmless each member of the LIN Group from and against, any payment required to be made to any taxing authority as a result of the breach by a member of the LIN Group or the Television Group, as the case may be, of any obligation under this Agreement.

Section 3.06   Payment

     If a payment made under this Agreement by any member of the Television Group to any member of the LIN Group, or vice versa, is characterized for federal income tax purposes as a Tax Detriment to the recipient thereof and a Tax Benefit to the payor, then the payor shall pay the recipient an additional amount so the total payment received by the recipient equals x/1-y where x is the amount payable under this Agreement and y is the then highest marginal rate of federal corporate income tax.

Section 3.07   Manner and Time of Payment

     Except as otherwise provided herein, any payment required to be made under this Article III by any member of the Television Group to any member of the LIN Group, or vice versa, with respect to any Tax Return shall be made by the party obligated to make such payment by this Agreement on the earlier of the following dates: (i) within 20 days of the receipt by a party hereto of a refund of Tax or the payment of a deficiency of Tax with respect to any such Tax Return, as the case may be, or (ii) within 20 days of the Final Determination.

                            ARTICLE IV

                   INDEMNITY; COOPERATION AND
                     EXCHANGE OF INFORMATION

Section 4.01   Indemnity

     Whenever an Indemnitee becomes aware of the existence of an Indemnity Issue, the Indemnitee shall promptly give notice to the Indemnitor of such Indemnity Issue. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate in all conferences, meetings or proceedings with any taxing authority, the subject matter of which is or includes an Indemnity Issue.

Section 4.02   Cooperation and Exchange of Information

     (a) Television shall and shall cause each appropriate member of the Television Group to prepare and submit to LIN no later than June 1, 1995, all Tax Returns and other relevant information necessary for inclusion in all consolidated, combined or unitary Tax Returns to be filed by LIN and which will include any member of the Television Group.

     (b) LIN on behalf of itself and each member of the LIN Group agrees to provide the Television Group, and Television on behalf of itself and each member of the Television Group agrees to provide the LIN Group, with such cooperation and information as the other reasonably may request in connection with the preparation or filing of any Tax Return or claim for refund or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include without limitation promptly forwarding all notices and forms or other communication received from any taxing authority which relate to LIN Businesses, in the case of the Television Group, and Television Businesses, in the case of the LIN Group and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

     (c) Television agrees to retain all Tax Returns, related to schedules and workpapers, and all material records and other documents relating thereto existing on the date hereof or create through the Distribution Date, until the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and other documents relate and unless such Tax Returns and other documents are offered to the other party, until the Final Determination of any payments which may be required in respect of such years under this Agreement. LIN agrees to advise Television promptly of any such Final Determination. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund in conducting any audit or other proceeding.

                            ARTICLE V

                          MISCELLANEOUS

Section 5.01   Entire Agreement; Termination of Prior Agreements

     This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the LIN Group, on the one hand, and any member or members of the Television Group, on the other hand. All such agreements are hereby cancelled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto.

Section 5.02   Notices

     All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be given to such party at its address, telecopier number or telex number set forth below or such other address, telecopier number or telex number as such party may hereinafter specify for the purpose by notice to the other. Each such notice, request or other communication shall be effective
(i) if given by telecopier or telex, when such telecopier or telex is transmitted to the telecopier or telex number specified in this Section and the appropriate answer back is received,
(ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section:

     If to LIN:

          5295 Carillon Point
          Kirkland, WA  98033
          Attention:  General Counsel

          Telecopy:  (206) 828-1900

     If to Television:

          4 Richmond Square
          Providence, RI  02906
          Attention:  General Counsel

          Telecopy:  (401) 454-2817

with a copy to the Chief Financial Officer or General Counsel at the same address or telecopy number or to such other address or telecopy number as either party may specify in writing.

Section 5.03   Resolution of Disputes

     Any disputes between the parties concerning calculation of amounts, allocation or attribution of costs or of any Tax Item or similar accounting matters shall be resolved by a nationally recognized public accounting firm selected by the parties, whose fees and expenses shall be shared equally by LIN and Television.

Section 5.04   Application to Present and Future Subsidiaries

     This Agreement is being entered into by LIN and Television on behalf of themselves and each member of the LIN Group and Television Group, respectively. This Agreement shall constitute a direct obligation of each such member for so long as they remain as such and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the LIN Group or Television Group in the future. LIN and Television shall, upon the written request of the other, cause any of their respective group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are members of the LIN Group or the Television Group or their successors and assigns.

Section 5.05   Conditions; Term

     (a) All provisions of this Agreement shall become effective only upon the satisfaction of the conditions set forth in
Section 5.08(a) of the Distribution Agreement.

     (b) Once effective, this Agreement shall continue in effect until otherwise agreed to in writing by LIN and Television, or their successors.

Section 5.06   Governing Law

     This Agreement shall be governed by the laws of the State of Washington and any action hereunder shall be brought and had in the County of King.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement on the 28th day of December, 1994.



                         LIN BROADCASTING CORPORATION



                         By   DONALD GUTHRIE
                         Title:    SENIOR VICE PRESIDENT-FINANCE



                         LIN TELEVISION CORPORATION


                         By   PETER E. MALONEY
                         Title:    VICE PRESIDENT